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                   SECOND AMENDMENT TO REIMBURSEMENT AGREEMENT


      THIS AMENDMENT is made as of the 9th day of October, 1997, pursuant to Paragraph 2 of the Reimbursement Agreement, dated as of April 23, 1985 and amended as of February 11, 1992 (as so amended, the "Existing Agreement"), between MERRILL LYNCH ASSET MANAGEMENT, L.P. ("MLAM") and MERRILL LYNCH LIFE AGENCY, INC. ("MLLA").

      MLAM and MLLA hereby amend the Existing Agreement to any extent necessary to clarify the parties' intent and agreement that the aggregate operating expenses for which reimbursement is provided pursuant to Paragraph 1 of the Existing Agreement do not include any distribution or other separate fees that may be imposed solely on shares other than Class A shares of any Portfolio of the Fund.

      Capitalized terms used herein without definition and defined in the Existing Agreement shall have the same meaning herein as therein.


                                            MERRILL LYNCH LIFE AGENCY, INC.


                                            By:   /s/ Mary Beth Donovan
                                                  ---------------------

                                            Name: Mary Beth Donovan
                                            Title: Vice President



                                            MERRILL LYNCH ASSET MANAGEMENT, L.P.


                                            By:    /s/ Philip L. Kirstein
                                                   ----------------------

                                            Name: Philip L. Kirstein
                                            Title: Senior Vice President